AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 17th  day of June, 2019, to the Distribution Agreement, dated as of January 31, 2018, (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) on behalf of its series, QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”) and Tortoise Capital Advisors, L.L.C, a Delaware limited liability company, (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add funds and update the fee schedule; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A and Exhibit B of the Agreement is hereby superseded and replaced with Exhibit A and Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	QUASAR DISTRIBUTORS, LLC

By: /s/ Brian R. Wiedmeyer	By: /s/ Teresa Cowan

Name: Brian R. Wiedmeyer	Name: Teresa Cowan

Title: President	Title: President

TORTOISE CAPITAL ADVISORS, L.L.C

By: /s/ P. Bradley Adams

Name: P. Bradley Adams

Title:  Managing Director

Exhibit A to the Distribution Agreement – Tortoise Capital Advisers

Separate Series of Managed Portfolio Series

Name of Series
Tortoise MLP & Pipeline Fund
Tortoise Select Opportunity Fund
Tortoise MLP & Energy Infrastructure Fund
Tortoise MLP & Energy Income Fund

Amended Exhibit B to the Distribution Agreement – Managed Portfolio Series and Tortoise Capital Advisors LLC
QUASAR DISTRIBUTORS, LLC REGULATORY DISTRIBUTION SERVICES at October, 2019
Regulatory Distribution Annual Services per Fund
Base fee of $[…] on the first $[…]
.5 basis point on the next $[…]
.4 basis point on the balance

Default Sales Loads, and underwriter concessions, if any, payable to the Distributor.

Basic Distribution Fee Offset: Any Default Sales Loads will first be applied to offset Quasar's distribution fee.  If the amount of Default Sales Loads exceed Quasar's distribution fee, Quasar will make the balance available for use by the Fund and/or the Adviser for pre-approved marketing expenses.  In the event Quasar's fee is not fully offset by Default Sales Loads, the Underwriter Concession will be applied to offset any remaining distribution fee payable to Quasar.  If, after Quasar's distribution fee is fully offset, there is a remaining Underwriter Concession balance; Quasar will make 80% of such balance available for use by the Fund and/or the Advisor for pre-approved marketing expenses.  The remaining 20% of the Underwriter Concession balance is retained by Quasar.
Standard Advertising Compliance Review
◾ $[…] per communication piece for the first 10 pages (minutes if audio or video); $[…] per page (minute if audio or video) thereafter.
◾ $[…] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $[…] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)
Expedited Advertising Compliance Review
◾ $[…] for the first 10 pages (minutes if audio or video); $[…] per page (minute if audio or video) thereafter, 24 hour initial turnaround.
◾ $[…] FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $[…] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)
Licensing of Investment Advisor’s Staff
◾ $[…] per year per registered representative
◾ Licenses sponsored: Series 6, 7, 24, 26, 63, 66
◾ All associated FINRA and state fees for registered representatives, including license and renewal fees
Marketing Support Services

◾ The design and/ or production of fund fact sheets, commentaries, brochures and other sales support materials – Project priced via proposal

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

◾ Production, printing, distribution, and placement of advertising, sales literature, and materials
◾ Engagement of designers, free-lance writers, and public relations firms
◾ Postage, overnight delivery charges
◾ FINRA registration fees and other costs to fulfill regulatory requirements
◾ Travel, lodging, and meals

Additional services not included above shall be mutually agreed upon at the time of the service being added.  In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.